Exhibit 99.1

Treasure Global Successfully Regains Compliance with Nasdaq Minimum Bid Price Requirement

NEW YORK and KUALA LUMPUR, Malaysia, March 26, 2024 (GLOBE NEWSWIRE) -- Treasure Global Inc (NASDAQ: TGL) (“Treasure Global” or the “Company”), an innovative technology solutions provider, is pleased to announce that it has successfully regained compliance with the minimum bid price requirement set forth by The Nasdaq Stock Market LLC (“Nasdaq”).

The Company has received notification from the Nasdaq Listing Qualifications Staff confirming its compliance with Listing Rule 5550(a)(2), thereby meeting Nasdaq’s maintenance requirements for listing. As a result, the scheduled hearing before the Hearings Panel on April 16, 2024, has been canceled.

“Regaining compliance with Nasdaq’s minimum bid price requirement is a significant milestone for Treasure Global. This achievement underscores our unwavering dedication to maintaining the utmost standards of corporate governance and transparency,” said Sam Teo, Chief Executive Officer of Treasure Global.

About Treasure Global Inc:

Treasure Global, headquartered in Malaysia, is a leading solutions provider pioneering innovative technology platforms. With a focus on revolutionizing digital experiences, Treasure Global has developed two groundbreaking solutions: the ZCITY App and TAZTE. The ZCITY App offers a cutting-edge digital ecosystem that streamlines e-payment experiences for consumers, while simultaneously rewarding their engagement. On the other hand, TAZTE is a sophisticated digital food and beverage management system, providing merchants with a comprehensive, automated solution to digitize their operations. Additionally, Treasure Global acts as a master franchiser in Southeast Asia for renowned restaurant chains, offering them access to the TAZTE solution. As of March 19, 2024, ZCITY boasts over 2,695,549 registered users, reflecting its widespread adoption and impact.

For more information, please visit Treasure Global’s website.

Forward-Looking Statements:

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are characterized by future or conditional verbs such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” and “continue,” or similar words. It is important to carefully consider statements containing these words as they discuss future expectations and plans, projecting future results of operations or financial conditions, or presenting other forward-looking information. Forward-looking statements are not guarantees of future performance; they are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of the Company. These risks and uncertainties are detailed in the Risk Factors section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023, and subsequent filings with the Securities Exchange Commission (“SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. As forward-looking statements cannot be predicted or quantified, actual results may differ materially from those expressed or implied by such statements. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For further information, please contact:

U.S. Investor Contact

ir_us@treasuregroup.co

Malaysian Investor Contacts

ir_my@treasuregroup.co

Media Contact

Sue Chuah, Chief Marketing Officer

Treasure Global Inc

mediacontact@treasuregroup.co